NETWORK IMAGING CORPORATION           Exhibit 12
           PRO FORMA FIXED CHARGE COVERAGE DEFICIENCY
             Nine Months Ended September 30, 1996

                                        Pro Forma      Historical
                                      ------------   -------------
                                             (in thousands)
Net loss before tax:
 Net loss                             $ (13,343)       $ (15,354)
 Income tax provision (benefit)             (89)             (89)
                                       -----------    ------------
                                        (13,432)         (15,443)
                                       -----------    ------------
Fixed charges:
 Gross interest expense                     201              230
 Appropriate portion of
  rentals (1/3)                             421              444
                                       -----------    ------------
                                            622              674
Income before income taxes and
 fixed charges                       $  (12,810)      $  (14,769)
                                       ===========    ============
Accretion of redeemable Series
 B preferred stock 1/                $      341       $      341
                                       -----------    ------------
Divided by 1-tax rate(34%)= 66%             517              517
Add: fixed charges                          622              674
                                       -----------    ------------
Total fixed charges and preferred
 stock accretion to redemption value      1,139            1,191
                                       -----------    ------------
Fixed charge coverage deficiency
 before Series A dividend             $ (13,949)      $  (15,960)
                                       ===========    ============

Series A preferred stock dividend 2/  $   2,408       $    2,408
                                       -----------    ------------
Divided by 1-tax rate(34%)= 66%           3,648            3,648
                                       -----------    ------------
Fixed charge coverage deficiency
 after Series A dividend              $ (17,597)      $  (19,608)
                                       ===========    ============

1/ Represents accretion of 1,792,186 shares of Series B Preferred
Stock from its carrying value to its redemption value of $16,130,000.

2/ Represents Series A Cumulative Preferred Stock dividend on
1,605,025 shares at $2.00 per share per annum.